Pioneer Power Solutions, Inc. 8-K

Exhibit 99.1

Pioneer Reaches Agreement to Sell Transformer Business for Approximately $65 Million

Fort Lee, NJ, July 1, 2019 / PRNewswire / – Pioneer Power Solutions, Inc. (Nasdaq: PPSI) ("Pioneer" or the "Company"), a company engaged in the manufacture, sale and service of electrical transmission, distribution and on-site power generation equipment, today announced that it has reached an agreement to sell its liquid filled and dry type transformer businesses to Mill Point Capital, a middle-market private equity firm, for $65.5 million in cash and notes.

In consideration for all the assets of Pioneer Transformers Ltd. and Pioneer Dry Type Transformer Group, which includes Jefferson Electric, Inc., Bemag Transformer Inc. and Harmonics Limited LLC, Pioneer will receive $65.5 million, including $60.5 million in cash and $5 million in a seller’s note. In addition, Mill Point Capital will assume substantially all the current assets and liabilities, including payables for the acquired entities. As a result, Pioneer will retain:

•	Pioneer Critical Power, a provider of generators, specialized enclosures, automatic transfer switches, uninterruptible power supplies, batteries, remote monitoring solutions, and RICE/NESHAP modifications, as well as a full suite of engine generator maintenance services. Service customers include several national retailers and cellular service providers.
•	Pioneer Custom Electrical Products, a supplier of highly specified and engineered solutions for the electrical power generation industry with special focus on the distributed generation and data center markets.

In addition, Pioneer continues to hold 1.75 million shares and warrants to purchase an additional 1 million shares of CleanSpark, Inc. (OTC: CLSK).

Nathan Mazurek, Pioneer’s Chairman and Chief Executive Officer, said, “Our belief that our assets were worth more individually than the market valuation of our combined organization is validated by this transaction, wherein we will divest a portion of our business for approximately 1.5x our current market capitalization, while retaining two exciting businesses and our status as a publicly traded Nasdaq listed company. Following the closing of this transaction, we plan to focus on streamlining and enhancing our Titan business in Minneapolis and our switchgear business in Los Angeles. With a strong balance sheet, we should be well positioned to assess our retained businesses, potential opportunities and the allocation of resources to best benefit shareholders. I am excited about phase two of Pioneer.”

Lincoln International acted as the exclusive financial advisor to Pioneer Power Solutions, Inc. Pioneer management expects the transaction to close in the second half of 2019. The transaction is subject to certain customary closing conditions and Mill Point securing financing for the transaction. Additional details are provided in filings with the Securities and Exchange Commission.

About Pioneer Power Solutions, Inc.

Pioneer Power Solutions, Inc. manufactures, sells and services a broad range of specialty electrical transmission, distribution and on-site power generation equipment for applications in the utility, industrial, commercial and backup power markets. The Company’s principal products and services include custom engineered electrical transformers, low and medium voltage switchgear and engine-generator sets and controls, complemented by a national field-service organization to maintain and repair power generation assets. Pioneer is headquartered in Fort Lee, New Jersey and operates from 12 additional locations in the U.S., Canada and Mexico for manufacturing, centralized distribution, engineering, sales, service and administration. To learn more about Pioneer, please visit its website at www.pioneerpowersolutions.com.

Safe Harbor Statement:

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of our control that can make such statements untrue, including, but not limited to, the business sale transaction not being timely completed, if completed at all; risks associated with the financing of the transaction; prior to the completion of the business sale transaction, Pioneer’s business experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, business partners or governmental entities; and the parties being unable to successfully implement the anticipated benefits of the acquisition. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual and Quarterly Reports on Form 10-K and Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

Brett Maas, Managing Partner

Hayden IR

(646) 536-7331

brett@haydenir.com

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